Exhibit 5.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Pembina Pipeline Corporation

We consent to the use of our audit report dated February 23, 2017, on the consolidated financial statements of Pembina Pipeline Corporation, which comprise the consolidated statements of financial position as at December 31, 2016 and December 31, 2015, the consolidated statements of earnings and comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and explanatory information, and our audit report dated February 23, 2017 on the effectiveness of internal control over financial reporting which are incorporated by reference herein and to the reference to our firm under the headings “Auditors, Transfer Agent and Registrar” and “Interest of Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

July 18, 2017

Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.